As filed with the Securities and Exchange Commission on March 21, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

DITECH COMMUNICATIONS CORPORATION

(Name of Subject Company—Issuer and Filing Person —Offeror)

OPTIONS TO PURCHASE COMMON STOCK,

par value $0.001 per share

(Title of Class of Securities)

302255104

(CUSIP Number of Class of Securities)

Timothy K. Montgomery

President and Chief Executive Officer

DITECH COMMUNICATIONS CORPORATION

825 East Middlefield Road

Mountain View, CA 94043

Telephone:  (650) 623-1300

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Brett D. White, Esq.

COOLEY GODWARD LLP

Five Palo Alto Square, 3000 El Camino Real

Palo Alto, California 94306-2155

Telephone: (650) 843-5000

CALCULATION OF FILING FEE
Transaction Valuation*	Amount of Filing Fee**
$1,278,597.75	$118

* Calculated solely for purposes of determining the filing fee.  This amount assumes that options to purchase 1,239,535 shares of common stock of Ditech Communications Corporation having an aggregate value of $1,278,597.75 as of February 18, 2003 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

** $92 per $1,000,000 of the aggregate offering amount (or 0.000092 of the aggregate transaction valuation) pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.  The fee was previously paid with the filing on Schedule TO on February 19, 2003.

☐

Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
	Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.
☒	Issuer tender offer subject to Rule 13e-4.
☐	Going-private transaction subject to Rule 13e-3.
☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

CUSIP NO. 302255104

SCHEDULE TO

INTRODUCTORY STATEMENT

                This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO, initially filed with the Securities and Exchange Commission on February 19, 2003, in connection with Ditech Communications Corporation’s (“Ditech”) offer to exchange certain outstanding options to purchase shares of Ditech’s Common Stock under the 2000 Non-Qualified Stock Plan, 1999 Non-Officer Equity Incentive Plan, 1998 Stock Option Plan and Atmosphere Networks, Inc. 1997 Stock Plan, and an individual option granted outside of a plan to Ian Wright, each as amended, with per share exercise prices of $20.00 or more, for replacement options to purchase shares of Ditech’s Common Stock, upon the terms and conditions set forth in the Offer to Exchange.  The sole purpose of this Amendment is to report the results of the tender offer.

ITEM 4.                  TERMS OF THE TRANSACTION.

Item 4 of the Schedule TO is hereby amended and supplemented to add the following:

                The Offer to Exchange expired at 5:00 p.m., Pacific Time, on March 19, 2003.  Pursuant to the Offer to Exchange, we accepted for cancellation Eligible Options to purchase 1,185,719 shares of Common Stock and Mandatory Exchange Options to purchase 8,000 shares of Common Stock.  A total of 80 employees elected to exchange such Eligible Options and Mandatory Exchange Options and, subject to the terms and conditions of the Offer to Exchange, we will grant such employees Replacement Options to purchase an aggregate of 298,422 shares of Common Stock in exchange for the cancellation of such cancelled Eligible Options and Mandatory Exchange Options.  We will promptly send to each participating employee whose options have been accepted for cancellation a Confirmation of Participation in the Offer to Exchange, substantially in the form of Exhibit 99(a)(1)(I) as filed with the Commission on February 19, 2003.

ITEM 12.               EXHIBITS.

Exhibit Number	Description
99(a)(1)(A)*	Offer to Exchange, dated February 19, 2003.

99(a)(1)(B)*	Form of Electronic Letter of Transmittal.

99(a)(1)(C)*	Form of Summary of Terms.

99(a)(1)(D)*	Form of Election Form.

99(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99(a)(1)(G)*	PowerPoint Slide Presentation to holders of Eligible Options.

99(a)(1)(H)*	Form of Electronic Communication – Reminder to Employees of Cancellation Date.

99(a)(1)(I)*	Form of Confirmation of Participation in the Offer to Exchange.

99(a)(1)(J)	Ditech Communications Corporation Annual Report on Form 10-K for its fiscal year ended April 30, 2002, filed with the Securities and Exchange Commission on July 29, 2002 and incorporated herein by reference.

99(a)(1)(K)	Ditech Communications Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended July 31,
2002, filed with the Securities and Exchange Commission on August 29, 2002 and incorporated herein by reference.

99(a)(1)(L)	Ditech Communications Corporation Quarterly Report on Form 10-Q for its fiscal quarter ended October 31,
2002, filed with the Securities and Exchange Commission on December 16, 2002 and incorporated herein by reference.

99(b)	Not applicable.

99(c)	Not applicable.

99(d)(1)	Ditech Communications Corporation’s 2000 Non-Qualified Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in Ditech’s Quarterly Report on Form 10-Q for its fiscal quarter ended
October 31, 2002, filed December 16, 2002).

99(d)(2)*	Ditech Communications Corporation’s 1999 Non-Officer Equity Incentive Plan, as amended.

99(d)(3)	Ditech Communications Corporation’s 1998 Stock Option Plan, as amended (incorporated herein by reference to the indicated exhibit in Ditech’s Quarterly Report on Form 10-Q for its fiscal quarter ended
October 31, 2002, filed on December 16, 2002).

99(d)(4)	Ditech Communications Corporation’s Atmosphere Networks, Inc. 1997 Stock Plan, as amended
(incorporated herein by reference to the indicated exhibit in Ditech’s Registration Statement on Form S-8
(No. 333-43178), filed on August 7, 2000).

99(d)(5)	Ditech Communications Corporation’s Ian Wright Outside of Plan (incorporated herein by reference to the indicated exhibit in Ditech’s Annual Report on Form 10-K for its fiscal year ended April 30, 2000, filed on
July 31, 2000).

99(d)(6)	Rights Agreement, dated as of March 26, 2001 among Ditech Communications Corporation and Wells Fargo
Bank Minnesota, N.A. (incorporated herein by reference to the indicated exhibit in Ditech’s Current Report on Form 8-K, filed on March 30, 2001).

99(e)	Not applicable.

99(f)	Not applicable.

99(g)	Not applicable.

99(h)	Not applicable.

*              Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 19, 2003.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 21, 2003	DITECH COMMUNICATIONS CORPORATION

	By:	/s/ TIMOTHY K. MONTGOMERY
	Name:	Timothy K. Montgomery
	Title:	President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description
99(a)(1)(A)*	Offer to Exchange, dated February 19, 2003.

99(a)(1)(B)*	Form of Electronic Letter of Transmittal.

99(a)(1)(C)*	Form of Summary of Terms.

99(a)(1)(D)*	Form of Election Form.

99(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99(a)(1)(G)*	PowerPoint Slide Presentation to holders of Eligible Options.

99(a)(1)(H)*	Form of Electronic Communication – Reminder to Employees of Cancellation Date.

99(a)(1)(I)*	Form of Confirmation of Participation in the Offer to Exchange.

99(a)(1)(J)	Ditech Communications Corporation Annual Report on Form 10-K for its fiscal year ended April 30, 2002, filed with the Securities and Exchange Commission on July 29, 2002 and incorporated herein by reference.

99(a)(1)(K)	Ditech Communications Corporation’s Quarterly Report on Form 10-Q for its fiscal quarter ended July 31,
2002, filed with the Securities and Exchange Commission on August 29, 2002 and incorporated herein by reference.

99(a)(1)(L)	Ditech Communications Corporation Quarterly Report on Form 10-Q for its fiscal quarter ended October 31,
2002, filed with the Securities and Exchange Commission on December 16, 2002 and incorporated herein by reference.

99(b)	Not applicable.

99(c)	Not applicable.

99(d)(1)	Ditech Communications Corporation’s 2000 Non-Qualified Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in Ditech’s Quarterly Report on Form 10-Q for its fiscal quarter ended
October 31, 2002, filed December 16, 2002).

99(d)(2)*	Ditech Communications Corporation’s 1999 Non-Officer Equity Incentive Plan, as amended.

99(d)(3)	Ditech Communications Corporation’s 1998 Stock Option Plan, as amended (incorporated herein by reference to the indicated exhibit in Ditech’s Quarterly Report on Form 10-Q for its fiscal quarter ended
October 31, 2002, filed on December 16, 2002).

99(d)(4)	Ditech Communications Corporation’s Atmosphere Networks, Inc. 1997 Stock Plan, as amended
(incorporated herein by reference to the indicated exhibit in Ditech’s Registration Statement on Form S-8
(No. 333-43178), filed on August 7, 2000).

99(d)(5)	Ditech Communications Corporation’s Ian Wright Outside of Plan (incorporated herein by reference to the indicated exhibit in Ditech’s Annual Report on Form 10-K for its fiscal year ended April 30, 2000, filed on July 31, 2000).

99(d)(6)	Rights Agreement, dated as of March 26, 2001 among Ditech Communications Corporation and Wells Fargo
Bank Minnesota, N.A. (incorporated herein by reference to the indicated exhibit in Ditech’s Current Report on Form 8-K, filed on March 30, 2001).

99(e)	Not applicable.

99(f)	Not applicable.

99(g)	Not applicable.

99(h)	Not applicable.

*              Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 19, 2003.